Prospectus Supplement No. 1	Filed pursuant to Rule 424(b)(3) File No. 333-207397
to Prospectus dated April 26, 2016

27,250,000 Shares

Red Rock Resorts, Inc.

Class A Common Stock

This prospectus supplement supplements the prospectus dated April 26, 2016 relating to the sale of 27,250,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), of Red Rock Resorts, Inc. and certain selling stockholders and up to an additional 4,087,500 shares of Class A Common Stock if the underwriters in the offering exercise their option to purchase additional shares of Class A Common Stock.

This prospectus supplement is being filed to update, amend and supplement the information previously included in the prospectus with the information contained herein. You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

On May 10, 2016, we announced that Station Casinos LLC (“Station”) entered into a definitive agreement (the “Purchase Agreement”) with FP VoteCo, L.L.C. and FP ParentCo, L.P. (“Sellers”) to acquire the outstanding limited liability company interests and partnership interests of Fiesta ParentCo, L.L.C, FP HoldCo, L.L.C., and FP Holdings, L.P. (collectively, the “Purchased Companies”), the owner and operator of Palms Casino Resort (“Palms”), located in Las Vegas, Nevada (the “Acquisition”). Following the Acquisition, each of FP Holdings, L.P, (“FP Holdings”) Fiesta ParentCo, L.L.C. and FP HoldCo, L.L.C will be a wholly-owned subsidiary of Station.

Upon the terms and subject to the conditions of the Purchase Agreement, Station will acquire the Purchased Companies for cash consideration of $312.5 million, subject to a working capital adjustment and subject to an increase in the amount of FP Holdings’ cash on hand at closing and a decrease for indebtedness outstanding at the closing of the Acquisition and expenses incurred by FP Holdings in connection with the Acquisition.  In addition, a portion of the purchase price will be deposited in an escrow account to fund obligations of FP Holdings with respect to certain specified matters.

The Purchase Agreement contains customary representations, warranties, covenants and termination rights. The completion of the Acquisition is subject to customary conditions and the receipt of all required regulatory approvals, including, among others, approval by the Nevada Gaming Commission and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. Subject to the satisfaction or waiver of conditions in the Purchase Agreement, we currently expect the transaction to close during the third quarter of 2016.

This prospectus supplement contains “forward-looking” statements and “safe harbor statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including without limitation statements regarding the transactions contemplated by the agreement to acquire the Purchased Companies, our expectations regarding the timing of closing and statements or assumptions underlying any of the foregoing. These forward-looking statements are based upon our current beliefs and expectations and involve certain risks and uncertainties, including without limitation the possibility that the transaction does not close on the expected terms (or at all). Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on our reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond our control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and we undertake no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the prospectus for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Our common stock is listed on the NASDAQ Stock Market (“NASDAQ”) under the symbol “RRR.”

Investing in our Class A Common Stock involves risks. See “Risk Factors” beginning on page 25 of the prospectus, and under similar headings in any amendments or supplements to the prospectus, or documents incorporated by reference into the prospectus, to read about risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 11, 2016.